UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:	June 18, 2008
(Date of earliest event reported)	June 15, 2008

Multimedia Games, Inc.

(Exact name of Registrant as Specified in its Charter)

001-14551

(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Rd., Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 15, 2008, Multimedia Games, Inc. (the “Company”) entered into an employment agreement with Anthony Sanfilippo, age 50 (the “Employment Agreement”), pursuant to which Mr. Sanfilippo will serve as President and Chief Executive Officer of the Company. Mr. Sanfilippo was previously employed as a private investor from January 2007 – June 2007 and previously served as both President – Central Division at Harrah’s Entertainment, Inc., a provider of branded casino entertainment, from 2004 – January 2007 and President – Western Division at Harrah’s Entertainment, Inc. from 2003 – 2004.

Mr. Sanfilippo will serve as President and Chief Executive Officer until his successor is chosen and qualified or until his death, resignation, retirement, disqualification or removal. Pursuant to the Employment Agreement, Mr. Sanfilippo will receive, during the term of his employment, a salary at the monthly rate of $37,500 or $450,000 annualized (“Base Salary”) as well as certain relocation expenses. If there is a change of control of the Company, Mr. Sanfilippo may, in certain circumstances, receive one year of Base Salary and one year of a target bonus payment; provided, however, that if the change of control occurs after June 15, 2009, Mr. Sanfilippo would, in such circumstances, receive two years of Base Salary and two years of target bonus payments. Mr. Sanfilippo is eligible to receive a gross-up payment in the event that any payment by the Company to or for the benefit of Mr. Sanfilippo is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.

In connection with his employment, Mr. Sanfilippo also purchased 250,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a purchase price per share of $4.68 per share, which was the fair market value of the Common Stock on that date. Mr. Sanfilippo’s purchase was made pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), which is attached hereto as Exhibit 10.2 and is incorporated herein in its entirety by this reference. On June 15, 2008, the Company and Mr. Sanfilippo also entered into the Company’s form of indemnification agreement, as filed with the Securities and Exchange Commission to the Current Report on Form 8-K on June 4, 2008, which is incorporated herein by reference, and the Company’s form of confidentiality agreement.

On June 15, 2008, the Board of Directors of the Company approved an executive bonus of $50,000 to Gary Loebig, Executive Vice President of Sales and interim President and Chief Executive Officer, for his services to the Company as interim President and Chief Executive Officer and removed Mr. Loebig from the position of interim President and Chief Executive Officer. Mr. Loebig continues to serve as Executive Vice President of Sales.

(d) On June 15, 2008, the Board of Directors of the Company increased the number of directors to serve on the Board of Directors of the Company to six members and appointed Mr. Sanfilippo to serve as a director of the Company, to hold office until the next annual meeting of the shareholders of the Company and until his successor is duly elected or appointed and qualified, or until his earlier resignation or removal.

(e) On June 15, 2008, the independent members of the Board approved the Multimedia Games, Inc. 2008 Employment Inducement Award Plan (the “Plan”). The Plan has not been approved by the Company’s shareholders. Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other stock-based or cash-based awards. The awards may be granted to new employees where the grant of such awards is an inducement material to the employee’s entering into employment with the Company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(iv). The Plan authorizes the issuance of up to 1,300,000 shares of the Common Stock. Additionally, on June 15, 2008, the Board approved the form of notice of grant and stock option agreement for use with the Plan.

Pursuant to the Plan and the Employment Agreement, on June 15, 2008, the Company granted Mr. Sanfilippo an option to purchase 1,300,000 shares of the Common Stock. The option is effective as of June 15, 2008, with an exercise price of $4.68, which was the fair market value of the Common Stock on the date of the grant. One-sixteenth (1/16) of the option vests on September 15, 2008, with the remaining portion of the option vesting one-sixteenth (1/16) quarterly until fully vested. The vesting commencement date of the option is June 15, 2008. Pursuant to Mr. Sanfilippo’s Employment Agreement and Notice of Grant of Stock Option, the option will accelerate and vest in full (i) in the event of a change of control of the Company if the successor corporation does not assume or continue the option, or if (ii) within one year of a change of control, Mr. Sanfilippo is terminated without cause or resigns for good reason. Unless earlier terminated pursuant to its terms, the option will expire on June 15, 2018.

Item 8.01.     Other Events

On June 16, 2008, the Company issued a press release announcing the appointment of Mr. Sanfilippo as President and Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement

10.2	Stock Purchase Agreement

99.1	Press Release of Multimedia Games, Inc., dated June 16, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: June 18, 2008	By:	/s/ Randy S. Cieslewicz
Randy S. Cieslewicz Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement

10.2	Stock Purchase Agreement

99.1	Press Release of Multimedia Games, Inc., dated June 16, 2008